                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the six months ended September 30, 1999 and 1998, is as follows:



                                                       1999                              1998
                                           ------------------------------    ------------------------------
                                               BASIC           DILUTED           BASIC          DILUTED
                                           -------------    -------------    -------------    -------------

Net loss                                   $    (559,011)   $    (559,011)   $  (2,363,498)   $  (2,363,498)
                                           =============    =============    =============    =============

Weighted average number of common
      shares outstanding during the
      period                                   4,400,210        4,400,210        4,000,210        4,000,210

Net effect of dilutive stock options
      based on the treasury stock
      method at market prices                         --               --               --               --
                                           -------------    -------------    -------------    -------------
Shares used for computation                    4,400,210        4,400,210        4,000,210        4,000,210
                                           =============    =============    =============    =============

Net loss per share                         $       (0.13)   $       (0.13)   $       (0.59)   $       (0.59)
                                           =============    =============    =============    =============


As the Company incurred a net loss for the six months ended September 30, 1999 and 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.